Exhibit 99.1

Thursday, April 25, 2019
FOR IMMEDIATE RELEASE

Washington Federal Announces Appointment of Attorney Stephen Graham to its Board of Directors

    SEATTLE, WASHINGTON - Washington Federal, Inc. (NASDAQ: WAFD) today announced the appointment of attorney Stephen M. Graham to its Board of Directors, effective April 29, 2019. Graham is a Yale Law School graduate and Managing Partner of Fenwick & West LLP’s Seattle office. During his forty-two-year career practicing law in Washington state, in addition to Fenwick, he’s been a partner at the AmLaw 100 law firms of Orrick and Perkins Coie. Mr. Graham spent six years as co-chair of the SEC Advisory Committee on Small and Emerging Companies and serves on the Board of Directors at the Fred Hutchinson Cancer Research Center. He has authored a book, published business articles and received numerous professional awards and recognition.
Chairman of the Board Thomas Kelley commented, "We are honored to have Stephen bring his extensive knowledge representing public and private corporations on matters of corporate governance, mergers and acquisitions and strategic planning to our Board."
Washington Federal, Inc. is the parent company of Washington Federal, a national bank that provides consumer and commercial deposit accounts, insurance products, financing for small to middle market businesses, commercial real estate and residential real estate, including consumer mortgages and home equity lines of credit. Established in 1917, the Company operates 235 branches in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. To find out more about the Company, please visit the website. The Company uses its website to distribute financial and other material information which is routinely posted on and accessible at www.washingtonfederal.com.

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Contact:
Brad Goode
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
(206) 626-8178